Exhibit 99.1

The Sheridan Group, Inc. Announces Senior Secured Notes Offering

Hunt Valley, Maryland – March 30, 2011 – The Sheridan Group, Inc. (the “Company”) announced today that it intends to commence an offering, subject to market and other conditions, of $150 million aggregate principal amount of its senior secured notes due 2014.  The notes will be senior secured obligations of the Company and will be guaranteed by certain of its subsidiaries.

The Company intends to use the proceeds from the offering to repay or otherwise redeem its existing 10.25% senior secured notes due 2011 and to pay related fees and expenses associated with the offering and related transactions.

The notes and related guarantees are being offered in a private placement solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees will not be initially registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Company Information and Forward Looking Statements

About The Sheridan Group, Inc.

Located in Hunt Valley, MD, The Sheridan Group is comprised of The Sheridan Press, Dartmouth Printing Company, Dartmouth Journal Services, United Litho, The Dingley Press, and Sheridan Books. Each company has a market specialty – scholarly journals, magazines, catalogs, or books. The Sheridan Group is a leading provider of print, publishing and technology solutions to publishers, associations, university presses, and catalogers. www.sheridan.com.

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections.  Forward-looking statements involve inherent risks and uncertainties and typically can be identified by the use of words such as “intends,” "will," "expect," "estimate," "anticipate," "forecast," "plan," "believe" and similar terms.  The Sheridan Group, Inc. cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement.  Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally, whether The Sheridan Group, Inc. will offer the notes or consummate the offering and the anticipated terms of the notes.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Sheridan Group, Inc. does not undertake to update any of these statements in light of new information or future events.

Contact:

Bob Jakobe
Telephone:	(410)785-7277 ext. 112
Email:	bob.jakobe@sheridan.com